Exhibit 99.1

GOOGLE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

MOUNTAIN VIEW, Calif. – January 31, 2006 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and year ended December 31, 2005.

“We are very pleased with our results for the fourth quarter as we achieved excellent performance across our businesses,” said Eric Schmidt, CEO of Google. “We generated significant revenue growth in our core search and advertising business, driven by continued strength in traffic and monetization. We will continue to invest significantly as we develop innovative new products and as we extend our core technologies to new user access points and to different channels.”

Q4 Financial Summary

Google reported revenues of $1.919 billion for the quarter ended December 31, 2005, an increase of 86% compared to the fourth quarter of 2004 and an increase of 22% compared to the third quarter of 2005. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the fourth quarter, TAC totaled $629 million, or 33% percent of advertising revenues.

Google reports operating income, net income and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below and reconciled to the corresponding GAAP measure in the section below titled “About non-GAAP financial measures.”

•	GAAP operating income for the fourth quarter was $570 million, or 29.7% of revenues. This compares to GAAP operating income of $529 million, or 33.5% of revenues, in the third quarter. Non-GAAP operating income in the fourth quarter was $718 million, or 37.4% of revenues. This compares to non-GAAP operating income of $596 million, or 37.8% of revenues, in the third quarter.

•	GAAP net income for the fourth quarter was $372 million as compared to $381 million in the third quarter. Non-GAAP net income was $469 million, compared to $437 million in the third quarter.

•	GAAP EPS for the fourth quarter was $1.22 on 304 million diluted shares outstanding, compared to $1.32 for the third quarter, on 290 million diluted shares outstanding. Non-GAAP EPS was $1.54, compared to $1.51 in the third quarter.

•	Our effective tax rate for the fourth quarter increased to 41.8% this quarter, and to 31.6% for the year, above our previously announced expectation of approximately 30% for the year. Primarily because the proportion of total expenses allocated to our international operations was greater than we anticipated, more of our profits were taxed at a higher domestic tax rate; this resulted in a greater effective tax rate compared to our expectations. We expect our effective tax rate for 2006 to be approximately 30%.

•	Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS are computed net of certain material items: stock-based compensation (SBC), in-process research and development (IPR&D) charges, and also Google’s contribution to the Google Foundation of $90 million, which the company made in the fourth quarter of 2005. In the fourth quarter, the charge related to stock-based compensation was $58 million as compared to $46 million in the third quarter. IPR&D charges were immaterial in the fourth quarter of 2005, compared to $21 million in the third quarter. Tax benefits related to stock-based compensation charges and the contribution to the Google Foundation have been excluded from non-GAAP net income and non-GAAP EPS. The tax benefit related to SBC was $14 million in the fourth quarter and $11 million in the third quarter, and the tax benefit related to the contribution to the Google Foundation in the fourth quarter was $37 million. Google does not expect to make further donations to the Google Foundation for the foreseeable future. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

Q4 Financial Highlights

Revenues – Google reported revenues of $1.919 billion for the quarter ended December 31, 2005, representing an 86% increase over fourth quarter 2004 revenues of $1.032 billion, and a 22% increase over third quarter 2005 revenues of $1.578 billion. Growth over the third quarter was driven by expected seasonal strength in both traffic and monetization. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC.

Google Sites Revenues - Google-owned sites generated revenues of $1.098 billion, or 57% of total revenues. This represents a 24% increase over the third quarter revenues of $885 million.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $799 million, or 42% of total revenues. This is an 18% increase over network revenues of $675 million generated in the third quarter.

International Revenues - Revenues from outside of the United States contributed 38% of total revenues, compared to 39% in the third quarter of 2005 and 35% in the fourth quarter of 2004. International revenues reflected the unfavorable impact caused by the appreciation of the U.S. dollar and stronger seasonal trends in the U.S. relative to the international business. Had foreign exchange rates remained constant from the third quarter through the fourth quarter, our revenues would have been $12 million, or 0.6%, higher. Had foreign exchange rates remained constant from 2004 through 2005, our revenues would have been $40 million, or 2.1%, higher.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $629 million in the fourth quarter. This compares to TAC of $530 million in the third quarter. TAC as a percentage of advertising revenues decreased to 33.2% in the fourth quarter from 34.0% in the third quarter, reflecting primarily the continued shift in our revenue mix from Google network revenue to Google-owned site revenue.

Operating Income - GAAP operating income in the fourth quarter was $570 million, or 29.7% of revenues. This compares to GAAP operating income of $529 million, or 33.5% of revenues, in the third quarter. GAAP operating income in the fourth quarter includes a contribution of $90 million to the Google Foundation. Non-GAAP operating income in the fourth quarter was $718 million, or 37.4% of revenues. This compares to non-GAAP operating income of $596 million, or 37.8% of revenues, in the third quarter. The favorable shift in the mix of revenues to a higher proportion of revenues from Google-owned sites was offset by significant investments in all areas of the business.

Stock-Based Compensation – In the fourth quarter, the charge related to stock-based compensation was $58 million as compared to $46 million in the third quarter. The increase in stock-based compensation was primarily related to Google stock units issued in 2005.

Stock-based compensation in 2006 will be significantly greater than it was in 2005 as a result of our adoption of SFAS 123R effective January 1, 2006. We currently anticipate that dilution related to all equity grants to employees will be approximately 1% to 1.5% per year.

Net Income – GAAP net income for the fourth quarter was $372 million as compared to $381 million in the third quarter. Non-GAAP net income was $469 million, compared to $437 million in the third quarter. GAAP EPS for the fourth quarter was $1.22 on 304 million diluted shares outstanding, compared to $1.32 for the third quarter, on 290 million diluted shares outstanding. Non-GAAP EPS was $1.54, compared to $1.51 in the third quarter.

Income Taxes – Our effective tax rate for the fourth quarter increased to 41.8% this quarter, and to 31.6% for the year, above our previously announced expectation of approximately 30% for the year. Because the proportion of total expenses allocated to our international operations was greater than we anticipated, more of our profits were taxed at a higher domestic tax rate; this resulted in a greater effective tax rate compared to our expectations. We expect our effective tax rate for 2006 to be approximately 30%.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the fourth quarter totaled $658 million as compared to $647 million for the third quarter. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter we generated $413 million in free cash flow. Capital expenditures in the quarter were $245 million as compared to $293 million in the third quarter, and primarily reflect purchases of production servers and networking equipment and acquisitions of additional office space.

We will continue to invest significantly in capital expenditures in 2006. We expect the majority of the investment to be focused on IT infrastructure including servers, networking equipment, and data centers, as well as real estate and campus facilities.

Adjusted EBITDA – Adjusted EBITDA is another non-GAAP measure of liquidity and is defined as income before interest, taxes, depreciation, amortization, SBC, IPR&D, and the contribution to the Google Foundation. Adjusted EBITDA increased to approximately $814 million in the fourth quarter from $672 million in the third quarter, or 43% of revenues for both periods.

Reconciliations of free cash flow and adjusted EBITDA to net cash provided by operating activities, the GAAP measure of liquidity, are included at the end of this release.

Fiscal Year 2005 Financial Highlights

Revenue – For the year ended December 31, 2005, Google reported total revenues of $6.139 billion, an increase of 92.5% over revenues of $3.189 billion in 2004. Revenue growth was attributable to both Google sites and Google network sites.

Google Sites Revenues – Revenue from Google sites increased 112.5% in 2005 to $3.377 billion as traffic to Google sites continued to grow and monetization improved.

Google Network Revenues – Revenue from the Google network increased 72.9% in 2005 to $2.688 billion due primarily to increased contribution from existing partners as well as the addition of many new partners to the AdSense for Search and AdSense for Content programs.

International Revenues – Revenues from outside of the United States contributed 39% to total revenues for the year compared to 34% in 2004.

Operating Income – GAAP operating income in 2005 was $2.017 billion, compared to $640 million in 2004.

Net Income – GAAP net income for 2005 increased to $1.465 billion, from $399 million in 2004.

Cash Flow and Capital Expenditures – Net cash provided by operating activities was $2.459 billion, compared to $977 million in 2004. Capital expenditures in 2005 were $838 million, an increase of 163% from $319 million in 2004. Free cash flow was $1.621 billion, an increase from $658 million in 2004.

Adjusted EBITDA – Adjusted EBITDA increased to $2.624 billion in 2005 from $1.280 billion in 2004.

Cash – As of December 31, 2005, Google had cash, cash equivalents and marketable securities of $8.0 billion.

On a worldwide basis, Google employed 5,680 full time employees as of December 31, 2005, up from 4,989 as of September 30, 2005 and 3,021 as of December 31, 2004.

Webcast and conference call information

A live audio webcast of Google’s fourth-quarter and fiscal year 2005 earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) through midnight Tuesday, February 7, 2006 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 4135040.

Forward looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to our plans to invest in our business, our expected stock-based compensation, the expected dilution related to equity grants to our employees, our anticipated effective tax rate for 2006, and planned capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our international operations, our hiring patterns, the amount of stock-based compensation we issue to our service providers, the mix of our US revenue as compared to our non-US revenue, the inherent uncertain and complex nature of tax forecasting, the fact that we may have exposure to greater than expected tax liabilities, and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Factors That Could Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-K for the year ended December 31, 2004 and our report on Form 10-Q for the quarter ended September 30, 2005, which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 31, 2005, which will be filed with the SEC in the first quarter of 2006. All information provided in this release and in the attachments is as of January 31, 2006, and Google undertakes no duty to update this information.

About non-GAAP financial measures

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP operating income, non-GAAP net income, non-GAAP operating margins, non-GAAP EPS, free cash flow, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures” included at the end of this release.

Google’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Google’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical performance and liquidity and our competitors’ operating results. Google believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Google has computed its non-GAAP liquidity measures using the same consistent method from quarter to quarter and year to year. Google expects to use consistent methods for computation of other non-GAAP financial measures introduced this quarter, including non-GAAP operating income, non-GAAP operating margins, non-GAAP net income, and non-GAAP EPS. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contacts:	Investor Contact:

Google Inc.	Kim Jabal, 650-253-5195
Lynn Fox, 650-253-2642	investors@google.com
lfox@google.com

David Krane, 650-253-4096 david@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$426,873	$3,877,174
Marketable securities	1,705,424	4,157,073
Accounts receivable, net of allowance	311,836	687,976
Income taxes receivable	70,509	—
Deferred income taxes	19,463	49,341
Prepaid revenue share, expenses and other assets	159,360	229,507

Total current assets	2,693,465	9,001,071
Property and equipment, net	378,916	961,749
Goodwill	122,818	194,900
Intangible assets, net	71,069	82,783
Deferred income taxes, non-current	11,590	—
Prepaid revenue share, expenses and other assets, non-current	35,493	31,310

Total assets	$3,313,351	$10,271,813

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,672	$115,575
Accrued compensation and benefits	82,631	198,788
Accrued expenses and other current liabilities	64,111	114,377
Accrued revenue share	122,544	215,771
Deferred revenue	36,508	73,099
Income taxes payable	—	27,774
Current portion of equipment leases	1,902	—

Total current liabilities	340,368	745,384

Deferred revenue, long-term	7,443	10,468
Liabilities for stock option exercised early, long-term	5,982	2,083
Deferred income taxes, net	—	35,419
Other long-term liabilities	30,502	59,502

Stockholders’ equity:
Class A and Class B common stock	267	293
Additional paid-in capital	2,582,352	7,477,792
Deferred stock-based compensation	(249,470)	(119,015)
Accumulated other comprehensive income	5,436	4,019
Retained earnings	590,471	2,055,868

Total stockholders’ equity	2,929,056	9,418,957

Total liabilities and stockholders’ equity	$3,313,351	$10,271,813

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Revenues	$1,031,501	$1,919,093	$3,189,223	$6,138,560

Costs and expenses:
Cost of revenues	453,779	775,381	1,457,653	2,571,509
Research and development	87,442	157,072	225,632	483,978
Sales and marketing	76,107	154,769	246,300	439,741
General and administrative	51,843	114,077	139,700	335,345
Stock-based compensation (1)	59,531	58,154	278,746	200,709
Contribution to Google Foundation	—	90,000	—	90,000
Non-recurring portion of settlement of disputes with Yahoo	—	—	201,000	—

Total costs and expenses	728,702	1,349,453	2,549,031	4,121,282

Income from operations	302,799	569,640	640,192	2,017,278
Interest income and other, net	7,374	70,193	10,042	124,399

Income before income taxes	310,173	639,833	650,234	2,141,677
Provision for income taxes	106,073	267,625	251,115	676,280

Net income	$204,100	$372,208	$399,119	$1,465,397

Net income per share - basic	$0.78	$1.28	$2.07	$5.31

Net income per share - diluted	$0.71	$1.22	$1.46	$5.02

Shares used in per share calculation - basic	261,172	291,411	193,176	275,844

Shares used in per share calculation - diluted	285,944	303,972	272,781	291,874

(1) Stock-based compensation is allocated as follows:
Cost of revenues	$1,696	$1,654	$11,314	$5,579
Research and development	35,310	32,799	169,532	115,532
Sales and marketing	10,292	7,863	49,449	28,411
General and administrative	12,233	15,838	48,451	51,187

	$59,531	$58,154	$278,746	$200,709

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2004	2005
Operating activities
Net income	$399,119	$1,465,397
Adjustments:
Depreciation and amortization of property and equipment	128,523	256,812
Amortization of intangibles and warrants	19,950	37,000
In-process research and development	11,343	22,040
Stock-based compensation	278,746	200,709
Tax benefits from stock-based award activity	191,570	433,724
Non-recurring portion of settlement of disputes with Yahoo	201,000	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(156,928)	(372,290)
Income taxes, net	(125,227)	87,400
Prepaid revenue shares, expenses and other assets	(99,779)	(51,663)
Accounts payable	(13,516)	80,631
Accrued expenses and other liabilities	86,374	166,764
Accrued revenue share	33,872	93,347
Deferred revenue	21,997	39,551

Net cash provided by operating activities	977,044	2,459,422

Investing activities
Purchases of property and equipment	(318,995)	(838,217)
Purchases of marketable securities	(4,134,576)	(12,675,880)
Maturities and sales of marketable securities	2,611,078	10,257,214
Acquisitions, net of cash acquired	(21,957)	(86,491)
Purchases of intangible and other assets	(36,906)	(14,819)

Net cash used in investing activities	(1,901,356)	(3,358,193)

Financing activities
Proceeds from exercise of stock options, net	12,001	85,026
Proceeds from exercise of warrants	21,944	—
Net proceeds from public offerings	1,161,080	4,287,229
Payment of note receivable from officer/stockholder	4,300	—
Payments of principal on capital leases and equipment loans	(4,707)	(1,425)

Net cash provided by financing activities	1,194,618	4,370,830

Effect of exchange rate changes on cash and cash equivalents	7,572	(21,758)

Net increase in cash and cash equivalents	277,878	3,450,301
Cash and cash equivalents at beginning of year	148,995	426,873

Cash and cash equivalents at end of period	$426,873	$3,877,174

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands):

	Three months ended September 30, 2005						Three months ended December 31, 2005
	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
			46,308	(a)					58,154	(d)
			20,812	(b)					90,000	(e)
Income from operations	$529,171	33.5%	67,120		$596,291	37.8%	$569,640	29.7%	148,154		$717,794	37.4%

			46,308	(a)					58,154	(d)
			20,812	(b)					90,000	(e)
			(11,110	)(c)					(13,881	)(f)
									(37,026	)(g)

Net income	$381,182		56,010		$437,192		$372,208		97,247		$469,455

Net income per share - diluted	$1.32				$1.51		$1.22				$1.54

Shares used in per share calculation - diluted	289,673				289,673		303,972				303,972

(a)	To eliminate $46.3 million of stock-based compensation charges recorded in the third quarter.
(b)	To eliminate $20.8 million of an in-process research and development charge recorded in the third quarter.
(c)	To eliminate $11.1 million of tax benefit recorded in the third quarter related to certain stock-based compensation charges.
(d)	To eliminate $58.2 million of stock-based compensation charges recorded in the fourth quarter.
(e)	To eliminate $90.0 million of charitable contribution to Google Foundation recorded in the fourth quarter.
(f)	To eliminate $13.9 million of tax benefit recorded in the fourth quarter related to certain stock-based compensation charges.
(g)	To eliminate $37.0 million of tax benefit recorded in the fourth quarter related to charitable contribution to Google Foundation.

Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures

1. Reconciliation from net cash provided by operating activities to free cash flow (in thousands):

	Three months ended December 31, 2004	Three months ended September 30, 2005	Three months ended December 31, 2005
Net cash provided by operating activities	$368,097	$646,747	$658,434
Less purchases of property and equipment	(59,080)	(292,532)	(245,831)

Free cash flow	$309,017	$354,215	$412,603

2. Reconciliation from net cash provided by operating activities to adjusted EBITDA(1) (in thousands):

	Three months ended December 31, 2004	As a % of revenues	Three months ended September 30, 2005	As a % of revenues	Three months ended December 31, 2005	As a % of revenues
Net cash provided by operating activities	$368,097	36%	$646,747	41%	$658,434	34%
Changes in assets and liabilities, net of effects of acquisitions	4,986	0%	(46,942)	(3)%	29,906	2%
Provision for income taxes	106,073	10%	168,786	11%	267,625	14%
Interest income and other, net	(7,374)	(1)%	(20,797)	(1)%	(70,193)	(4)%
Tax benefits from stock-based award activity	(46,599)	(4)%	(75,537)	(5)%	(162,024)	(8)%
Contribution to Google Foundation	—	0%	—	0%	90,000	5%

Adjusted EBITDA	$425,183	41%	$672,257	43%	$813,748	43%

(1)	Definition of adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, stock-based compensation, in-process research and development and contribution to Google Foundation.